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                                                                    Exhibit 11.1

                     APPLIED IMAGING CORP. AND SUBSIDIARIES

               COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER
                                                           31,
                                                  ---------------------
                                                     1996       1995
                                                  ---------- ----------
      Weighted average common shares outstanding   2,020,369  1,033,020
      Common stock equivalents--
          preferred stock                          2,504,194  2,939,006
      Common stock equivalents accounted for
      under staff accounting bulletin no. 83:
        Preferred stock                              942,557  1,106,217
        Employee stock options                       185,015    217,140
        Preferred stock warrants                     289,707    340,010
                                                  ---------- ----------
        Shares used in computation of
         pro forma net loss per common share       5,941,842  5,635,393
                                                  ========== ==========
      Net loss                                    $2,881,000 $2,546,000
                                                  ========== ==========
      Pro forma net loss per common share         $     0.48 $     0.45
                                                  ========== ==========